Exhibit 99.1

Contact:	Geoffrey Buscher
SBG Investor Relations
508-532-1790
IR@xerium.com

XERIUM TECHNOLOGIES ANNOUNCES EXTENSION OF

WAIVER AND PROGRESS TOWARDS DEBT RESTRUCTURING

AGREEMENT

RALEIGH, N.C., December 14, 2009 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and rolls used primarily in the paper production process, today announced that it has negotiated a non-binding framework for a comprehensive recapitalization term sheet with a steering committee of its lenders. The lenders have extended the existing loan covenant waiver through February 1, 2010 in order to facilitate continued negotiations.

This extended waiver provides the lenders’ forbearance over certain financial loan covenants for the third and fourth quarters of 2009 and any potential cross defaults with the interest rate hedges the Company has in place, subject to certain conditions. Other provisions of the extended waiver require the Company and the agent for the lenders to use their best efforts to execute a term sheet for the recapitalization of the Company’s debt and equity, consistent with the framework negotiated between the lenders’ steering committee and the Company, not later than December 31, 2009. If such term sheet is not executed by then, the waiver may be terminated by the agent upon five business days notice.

“While there can be no assurance that we will complete these negotiations in the time frame specified and no assurance that the required one hundred percent of lenders will vote in favor of any transaction substantially consistent with the framework in order to implement the recapitalization without court assistance, we are working diligently and in a timely manner to finalize these activities,” commented Stephen R. Light, Xerium’s Chairman, CEO and President.

The non-binding framework currently provides that (a) a significant amount of debt would be converted to equity in the Company, constituting substantially more than a majority of ownership of the Company, (b) existing shareholders would retain a meaningful minority equity ownership interest in the Company and (c) the Company would receive a new multi-million dollar term loan maturing in 2015 and a new revolving credit agreement. The precise equity ownership split between the lenders and the existing shareholders, as well as the amount of term and revolver debt, is subject to adjustment from the framework agreement targets, based upon a financial and cash flow forecast the Company is currently preparing. It is contemplated that Xerium would seek to maintain its public listing status on the NYSE throughout this process, though there is no assurance this will ultimately be possible.

“I am very pleased with our progress toward significant debt reduction, both through operational improvements throughout the Company and through the recapitalization transaction” said Mr. Light. “This framework is consistent with our three part operating strategy, launched in early 2008, of reducing our debt load, introducing new products that our customers value and maximizing the contribution of our employees. We target finalizing our term sheet negotiations prior to year end and moving on to the implementation stage of our debt restructuring. I encourage investors to consider this announcement with the more detailed discussion of business risks contained in our Form 10-Q issued for the third quarter of 2009. We look forward to completing our debt restructuring and believe we will be well positioned for success in our competitive marketplace when this is accomplished.”

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 32 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,300 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) we may not be able to reach final agreement with the Steering Committee of lenders on these terms, similar terms or at all; (2) we may not be able to obtain sufficient approval of our lenders necessary to implement the proposed framework term sheet with or without bankruptcy court assistance; (3) we may be unable to obtain any further extension of the waiver of the violation of the financial covenants in our credit facility, in which case we will be in default following the waiver period (4) we may not be able to achieve compliance with NYSE continued listing standards and thus may be unable to maintain our NYSE listing status; (5) we may be unable to successfully resolve our credit issues, which would result in the acceleration of our debt, and we anticipate we may not have sufficient cash available to pay our debt and continue operations, (6) we are subject to significant risks as a result of the current global economic crisis and the associated unpredictable market conditions; (7) market improvement in our industry may occur more slowly than we anticipate or not at all; (8) our plans to reduce trapped cash, develop new products, and reduce costs may not be successful; and (9) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2008, and our subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to the current economic downturn and our credit issues, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

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